SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
THE COMMUNITY FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 13, 2021

Dear Stockholder:
I am pleased to invite you to attend our annual meeting of stockholders of The Community Financial Corporation (the “Company”) to be held virtually on Wednesday, May 26, 2021 at 10:00 a.m. Due to the on-going concerns of the coronavirus (COVID-19) pandemic and after careful consideration, the Board of Directors has determined that this year’s annual meeting will be a virtual meeting conducted exclusively via live webcast. You will be able to attend the annual meeting and vote and submit questions during the annual meeting via a live webcast by visiting www.virtualshareholdermeeting.com/TCFC2021.

The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Dixon Hughes Goodman LLP, will be present at the virtual annual meeting where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions stockholders may have.

Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote via the Internet, by telephone or by signing, dating and returning a proxy card as soon as possible, even if you plan to virtually attend the annual meeting.

Sincerely,
Austin J. Slater, Jr.
Chairman of the Board

THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	:	10:00 a.m. Eastern Time on Wednesday, May 26, 2021

PLACE	:	The 2021 Annual Meeting of The Community Financial Corporation (the “Company”) will be a virtual meeting conducted exclusively via webcast at www.virtualshareholdermeeting.com/TCFC2021

ITEMS OF BUSINESS	:	(1) To elect five directors to serve for a term of three years, one director to serve for a term of two years and two directors to serve for a term of one year;
(2) To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the year ending December 31, 2021;
(3) To vote on a non-binding resolution to approve the compensation of the named executive officers;
(4) To transact such other business as may properly come before the meeting or any adjournments or postponement thereof.

RECORD DATE	:	To vote, you must have been a stockholder at the close of business on March 29, 2021. The Board does not know of any additional business to be presented at the meeting.

PROXY VOTING	:	It is important that your shares be represented and voted at the virtual meeting. You can vote your shares via the Internet, by telephone or by completing and signing a proxy. Voting instructions are printed on your proxy or voting instruction card and included in the proxy statement. You can revoke a proxy at any time before the meeting by following the instructions in the proxy statement.

2021 ANNUAL STOCKHOLDER MEETING

Due to the on-going concerns of the coronavirus (COVID-19) pandemic and after careful consideration, the Board of Directors has determined that this year’s annual meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/TCFC2021. Adopting this format for this year’s annual meeting will facilitate stockholder attendance and participation by enabling stockholders to safely participate from any location and at no cost. We believe this is the right choice for the Company at this time, as it enables engagement with our stockholders, regardless of size, resources, or physical location while safeguarding the health of our stockholders, Board, management and other partners. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice of Annual Meeting, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time to complete the check-in procedures. Online check-in will begin at 9:45 a.m., Eastern Time. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 9:45 a.m. Eastern Time on May 26, 2021.

Christy Lombardi Corporate Secretary April 13, 2021

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT
OF
THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

GENERAL INFORMATION
The Community Financial Corporation meets the qualification of a smaller reporting company as defined by the Securities and Exchange Commission and therefore, is eligible to take advantage of the scaled disclosure requirements for this proxy statement.
We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of The Community Financial Corporation for the 2021 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to The Community Financial Corporation as the “Company,” “we,” “our” or “us.”
The Community Financial Corporation is the holding company for Community Bank of the Chesapeake. In this proxy statement, we may also refer to Community Bank of the Chesapeake as the “Bank.”
We are holding the 2021 annual meeting as a virtual meeting conducted exclusively via live webcast on Wednesday, May 26, 2021 at 10:00 a.m., Eastern Time.
We intend to provide access to this proxy statement and a proxy card to stockholders of record beginning on or about April 13, 2021.

HOW TO ATTEND THE ANNUAL MEETING
This year’s annual meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/TCFC2021. Adopting this format for this year’s annual meeting will facilitate stockholder attendance and participation by enabling stockholders to safely participate from any location and at no cost. We believe this is the right choice for the Company at this time, as it enables engagement with our stockholders, regardless of size, resources, or physical location while safeguarding the health of our stockholders, Board, management and other partners. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice of Annual Meeting, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time to complete the check-in procedures. Online check-in will begin at 9:45 a.m., Eastern Time. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 9:45 a.m. Eastern Time on May 26, 2021. We intend to provide access to this proxy statement and a proxy card to stockholders of record beginning on or about April 13, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 26, 2021
The Proxy Statement and Annual Report to Stockholders are available at:
https://www.cbtc.com/about/investor-relations/proxyandannualreport

INFORMATION ABOUT VOTING
Who Can Vote at the Meeting. You are entitled to vote the shares of the Company’s common stock that you owned as of the close of business on March 29, 2021. As of the close of business on March 29, 2021, 5,897,865 shares of Company common stock were outstanding. Each share of common stock has one vote.

Voting by Proxy. This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of The Community Financial Corporation common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•“FOR” each of the nominees for director;
•“FOR” ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm; and
•“FOR” the approval of the compensation of the named executive officers.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your common stock may also be voted by the persons named on the proxy card on the new meeting date, unless you have revoked your proxy.

Registered stockholders can vote their shares of The Community Financial Corporation common stock by mailing a proxy card, via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy or voting instruction card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern Time, on May 25, 2021.

Ownership of Shares; Attending the Meeting. You may own shares of the Company in one of the following ways:

•Directly in your name as the stockholder of record;
•Indirectly through a broker, bank or other holder of record in “street name;” or
•Indirectly in the Community Bank of the Chesapeake Employee Stock Ownership Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person via the virtual annual meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or via the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement.

If you participate in the Community Bank of the Chesapeake Employee Stock Ownership Plan, you will receive a voting instruction card which will allow you to direct the plan trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, all allocated shares of Company stock held by the plan are voted by the trustees, as directed by plan participants. All unallocated shares of Company common stock held by the plan, and allocated shares for which no voting instructions are received, are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the Employee Stock Ownership Plan trustees is May 19, 2021.

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or virtually attend the meeting, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes (described below) also will be counted to determine the existence of a quorum.

Votes Required for Proposals. In voting on the election of directors, you may vote in favor of the nominees, withhold votes for all of the nominees, or withhold votes as to any of the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting.

In voting on the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm and on the non-binding resolution to approve the compensation of the named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. All proposals will be decided by the affirmative vote of a majority of the shares cast at the annual meeting.

For all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting on the proposals.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement), or the approval of the non-binding advisory vote on executive compensation (Item 3 of this proxy statement). Current regulations restrict the ability of your bank or broker to vote your shares on these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the approval of the non-binding advisory vote on executive compensation no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any shares for which you do not provide voting instructions on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Revocation of Proxy. Stockholders who execute proxies retain the right to revoke them at any time. Unless revoked, the shares represented by such proxies will be voted at the annual meeting virtually and all adjournments thereof. Proxies may be revoked by written notice of revocation to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the virtual annual meeting. Attendance at the virtual annual meeting will not in and of itself constitute revocation of your proxy.

CORPORATE GOVERNANCE
Director Independence. The Company’s Board of Directors currently consists of fourteen members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for William J. Pasenelli, Chief Executive Officer of the Company and Bank and Vice Chair of the Boards of Directors of the Company and Bank, James M. Burke, President of the Company and Bank, Gregory C. Cockerham (retired December 31, 2019), former Executive Vice President and Chief Lending Officer of the Company and the Bank and James F. Di Misa (retired March 31, 2019), former Executive Vice President and Chief Operating Officer of the Company and the Bank. In determining the independence of its directors, the Board considered various transactions, relationships and arrangements between the Company and its directors, including (i) legal services performed by the Jenkins Law Firm, LLC, of which Louis P. Jenkins, Jr. is a principal and to which the Bank paid an annual retainer of $113,000 in 2020, (ii) Michael B. Adams’ 25% ownership interest in GAFR Holdings, LLC, an entity from which the Bank leases space for a lending center and to which the Bank paid $100,896 in 2020, (iii) Mr. Adams’ position as President and sole owner of JON Properties, LLC, an entity receiving property maintenance fees from the Bank and to which the Bank paid $11,569 in 2020, and (iv) loans or lines of credit that the Bank has directly or indirectly made to each of the directors on the Board.

Board Leadership Structure. The Company currently separates the offices of Chief Executive Officer and Chairman of the Board. Doing so allows the Chief Executive Officer to better focus on his responsibilities of managing the day-to-day operations of the Company, enhancing stockholder value and expanding and strengthening the franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management.
The Board’s Role in Risk Oversight. Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, senior management attends the Board meetings and is available to discuss strategy and risks facing the Company and to address any questions or concerns raised by the Board on risk management and any other matters. The Board also provides strong oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Environmental, Social and Governance Matters. The Board oversees a range of matters pertaining to environmental, social and governance (“ESG”) topics, including: the Company’s governance policies and practices, our systems of risk management and controls, our investment in our employees, the manner in which we serve our customers and support our communities and how we advance sustainability in our business and operations.

Committees of the Board of Directors. The following table identifies the members of the Board’s Audit, Board Risk Oversight, Governance and Compensation Committees as of March 29, 2021. All members of the Audit, Governance and Compensation Committees are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter, which is approved by the Board of Directors, that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually.

Director	Audit Committee	Board Risk Oversight Committee(1)	Governance Committee	Compensation Committee
Michael B. Adams	X	X
Kimberly C. Briscoe-Tonic	X	X
James M. Burke
James F. Di Misa		X
Gregory C. Cockerham		X
M. Arshed Javaid		X
Louis P. Jenkins, Jr.			X*	X*
Rebecca M. McDonald	X	X
William J. Pasenelli
Mary Todd Peterson	X*		X	X
E. Lawrence Sanders, III	X	X*
Austin J. Slater, Jr.*
Joseph V. Stone, Jr.			X	X
Kathryn M. Zabriskie		X	X	X
Number of Meetings in 2020	8	4	6	6
______________________
(1)The Board Risk Oversight Committee replaced the Enterprise Risk Management Committee. The Enterprise Risk Management Committee held three meetings during 2020 and the Board Risk Oversight Committee held one meeting during 2020.
*Chairperson

Audit Committee. The Audit Committee engages the Company’s independent registered public accounting firm and meets with them in connection with their annual audit and reviews the Company’s accounting and financial and regulatory reporting policies and practices. Other responsibilities of the Audit Committee include engagement of compliance and internal audit providers and the review with management of reports issued by such parties. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as defined under the rules and regulations of the Securities and Exchange Commission. While the Board has not designated any individual Board member as an “audit committee financial expert,” the Board believes the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand financial statements, is cumulatively sufficient to discharge the Audit Committee’s responsibilities. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (https://www.cbtc.com/about/investor-relations/corporate-governance/), and is available in print to any stockholder who requests a copy.

Board Risk Oversight Committee. The Board Risk Oversight Committee assists the Board in its oversight responsibilities by focusing specifically on the Company’s enterprise risk management activities including the significant policies, procedures and practices employed to manage capital adequacy, market risk, earnings, credit risk, liquidity, compliance, regulatory, legal, reputation, and strategic operational risk and by providing recommendations to the Board and management on strategic guidance with respect to the assumption, management and mitigation of risk. The Board Risk Oversight Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (https://www.cbtc.com/about/investor-relations/corporate-governance/), and is available in print to any stockholder who requests a copy.

Governance Committee. The Governance Committee is responsible for promoting sound corporate governance policies that promote the best interests of the Company and its stockholders. The Committee’s responsibilities include: identification of director candidates; director education; recommendations on the size and composition of the Board and the boards of any subsidiaries, review of any stockholder proposals; monitoring of regulatory and statutory compliance; review of committee charters; and evaluations of Board oversight and effectiveness. The Governance Committee also annually reviews and recommends, in conjunction with the Compensation Committee, the appropriate level of director compensation. The Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (https://www.cbtc.com/about/investor-relations/corporate-governance/), and is available in print to any stockholder who requests a copy.

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer, President and Chief Operating Officer make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. The Compensation Committee reviews compensation for the Company’s executive officers to ensure an appropriate balance between short-term pay and long-term incentives. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also annually reviews and recommends, in conjunction with the Governance Committee, the appropriate level of director compensation. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (https://www.cbtc.com/about/investor-relations/corporate-governance/), and is available in print to any stockholder who requests a copy.

Director Nomination Process. The Governance Committee selects nominees for election as directors. The Governance Committee seeks to create a board that is strong in its collective knowledge and has a diversity of skills and experience in accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. To accomplish this, the Governance Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would adequately represent the Company’s market area. Any nominee for director must be highly qualified with regard to some or all of these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Governance Committee solicits its current directors for the names of potential qualified candidates. The Governance Committee may also ask its directors to pursue their business contacts for the names of potentially qualified candidates. The Governance Committee would then consider the potential pool of director candidates, select the top candidates based on the candidates’ qualifications and the Company’s needs, and conduct a thorough investigation of each proposed candidate’s background. If a stockholder has submitted a proposed nominee in accordance with the procedures specified below, the Governance Committee would consider the proposed nominee, along with any other proposed nominees recommended by directors, in the same manner in which the Governance Committee would evaluate nominees for director recommended by the Board of Directors. The Governance Committee will also consider the extent to which a candidate helps the Board of Directors reflect the diversity of the Company’s shareholders, employees, customers and communities, including with respect to race, ethnicity, gender, age and other characteristics. The Company has taken steps to increase the diversity of its Board, and the Governance Committee will continue to seek opportunities to enhance board diversity in the future.

Consideration of Recommendations by Stockholders. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders who wish the Governance Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance Committee in care of the Corporate Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Each written recommendation must set forth (1) the name of the recommended candidate, (2) the number of shares of stock of the Company that are beneficially owned by the stockholder making the recommendation and by the recommended candidate, and (3) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Governance Committee. To be considered by the Governance Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by the January 1 preceding that annual meeting.

Board and Committee Meetings. During 2020, the Board of Directors of the Company held eight (8) meetings. No director attended fewer than 75% of the meetings of the Board of Directors and Board committees on which they served in 2020.

Director Attendance at Annual Meeting of Stockholders. While the Company does not have a policy regarding Board member attendance at annual meetings of stockholders it encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2020 annual meeting of stockholders.

Code of Ethics. The Community Financial Corporation maintains a Code of Ethics that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. Under the terms of the Code of Ethics, violations of the Code of Ethics are required to be reported to the Audit Committee of the Board of Directors. A copy of the Code of Ethics is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (https://www.cbtc.com/about/investor-relations/corporate-governance/), and is available in print to any stockholder who requests a copy.

Management - Chief Officers. Our executive officers are elected by the Board of Directors and serve at the Board’s discretion. Below is information regarding our executive officers who are not directors. Ages presented are as of December 31, 2020.

Todd L. Capitani, age 54, joined the Bank in 2009. He serves as Executive Vice President and Chief Financial Officer of the Company and the Bank. Before joining the Bank, Mr. Capitani served as a Senior Finance Manager at Deloitte Consulting and as Chief Financial Officer at Ruesch International, Inc. Mr. Capitani has over 30 years of experience in corporate finance, controllership and external audit. Mr. Capitani is involved with several local charities, religious and community organizations. Mr. Capitani is a member of the American Institute of Certified Public Accountants and other civic groups. He serves on the Board of Directors for Annmarie Sculpture Garden & Arts Center. Mr. Capitani is a Certified Public Accountant and holds a Bachelor of Arts from the University of California at Santa Barbara. He also attended the Harvard Business School Program on Negotiation and the Yale School of Management Strategic Leadership Conference.

John A. Chappelle, age 35, joined the Bank in 2007. He serves as Executive Vice President and Chief Digital Officer of the Bank. Mr. Chappelle is responsible for the execution of digital banking strategies and oversees commercial services and consumer and residential lending. Mr. Chappelle has more than 10 years of banking experience. He serves on the Board of Directors for Bay Community Support Services and is Chairman of the Charles County Chamber of Commerce. He is a Maryland Bankers School graduate and holds a Master of Business Administration from the University of Maryland University College.

Brian Scot Ebron, age 52, joined the Bank in 2018. He serves as Executive Vice President and Chief Banking Officer for the Bank’s Virginia Market. Mr. Ebron is responsible for business development efforts in the Virginia market and oversees the Bank’s branch network. Mr. Ebron has worked in banking for nearly 30 years and has prior executive level experience. He serves on the Boards of Directors of Sagepoint Foundation, Maryland Veterans Memorial Museum and Gwyneth’s Gift Foundation. Mr. Ebron also serves on the College of Southern Maryland’s Business Advisory Council. He holds a bachelor’s degree in economics from the University of North Carolina.

Christy M. Lombardi, age 44, joined the Bank in 1998. She serves as Executive Vice President and Chief Operating Officer of the Company and the Bank. Ms. Lombardi is responsible for corporate governance matters for the Company, and oversees operations, human resources, information technology and shareholder relations. Ms. Lombardi has over 20 years of banking experience. She serves on the Board of Trustees of the College of Southern

Maryland, as Chair of the Advisory Board of the Maryland Banker’s Association Council of Professional Women in Banking and Finance and on the Southern Maryland Workforce Development Board. Ms. Lombardi served on the Board of Directors of the Calvert County Chamber of Commerce from 2012-2018. She is a Maryland Bankers School graduate and holds a Master of Science in management from University of Maryland University College as well as a Master of Business Administration. Ms. Lombardi is currently attending the ABA Stonier Graduate School of Banking program.

Lacey A. Pierce, age 35, joined the Bank in 2007. She serves as Executive Vice President and Chief Administrative Officer. Ms. Pierce is responsible for administration matters and oversees lending administration, marketing and facilities. She has more than 10 years banking experience. Ms. Pierce serves on the Board of Directors of The Arc of Southern Maryland and Farming 4 Hunger. She is a Maryland Banking School graduate and holds a bachelor’s degree from Towson University. Ms. Pierce is currently attending the ABA Stonier Graduate School of Banking program.

Patrick D. Pierce, age 42, joined the Bank in 2003. He serves as Executive Vice President and Chief Banking Officer for the Bank’s Maryland market. Mr. Pierce is responsible for the business development efforts in the Maryland market and oversees Community Wealth Advisors, the Bank’s wealth division. Mr. Pierce has nearly 20 years of experience in banking and financial services. He serves on the Board of Directors of the University of Maryland Charles Regional Medical Center as the Secretary/Treasurer and is a Board Member and Treasurer for the La Plata Business Association. Mr. Pierce is a Maryland Bankers School graduate and holds a bachelor’s degree in business management from University of Maryland University College.

Talal Tay, age 43, joined the Bank in 2018. He serves as Executive Vice President and Chief Risk Officer of the Bank. Mr. Tay is responsible for enterprise risk management, credit administration, loan review and information security. Mr. Tay also oversees compliance and BSA. He has worked in the audit and risk areas of financial services for more than 20 years. Mr. Tay holds a bachelor’s degree in business marketing from Florida State University and accounting studies from the University of Texas at San Antonio. He holds a Certified Anti-Money Laundering Specialist designation.

DIRECTOR COMPENSATION
The following table provides the compensation received by the non-employee directors of the Company and the Bank during 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Kimberly C. Briscoe-Tonic	$37,925	$10,007	$—	$202	$48,134
James F. Di Misa	23,025	5,003	—	70,101	98,129
Gregory C. Cockerham	19,900	5,003	—	28	24,931
M. Arshed Javaid	39,625	10,007	68,775	202	118,609
Louis P. Jenkins, Jr.	49,800	10,007	—	202	60,009
Rebecca M. McDonald(4)	27,227	10,007	—	55	37,289
Michael L. Middleton(5)	60,000	—	19,110	147	79,257
Mary Todd Peterson	50,650	10,007	—	202	60,859
E. Lawrence Sanders, III	47,775	10,007	2,364	202	60,348
Austin J. Slater, Jr.	75,800	10,007	—	202	86,009
Joseph V. Stone, Jr.	49,875	10,007	24,966	202	85,050
Kathryn M. Zabriskie	45,550	10,007	21,830	202	77,589
______________________
(1)Represents fees and retainers earned or paid in cash. Directors Javaid, Middleton, Sanders, Stone and Zabriskie deferred all or a portion of fees into the Directors’ Retirement Plan.
(2)Represents aggregate fair market value as of the grant date of restricted stock unit awards granted in fiscal year 2020 constituting equity-based retainer for directors, as computed in accordance with FASB ASC Topic 718, Stock Compensation.
(3)Represents the portion of non-qualified deferred compensation earnings under the Community Bank of the Chesapeake Retirement Plan for Directors that was above the Internal Revenue Service long-term rate. Under the plan, interest is credited at a rate equal to the Company’s annualized return on equity or based on the gains or losses on the deemed investments.
(4)Ms. Rebecca M. McDonald was elected to the Board of Directors of the Company by the Company’s shareholders at the Company’s annual meeting held on May 20, 2020. The fees reported in the table represent fees received as a non-employee director of the Company from May 20, 2020 through December 31, 2020.
(5)Mr. Michael L. Middleton retired as Chairman of the Board of the Boards of Directors of Company and Bank effective June 30, 2020.

Cash Retainers and Meeting Fees for Directors. The following tables set forth the applicable cash retainers and fees that will be paid to directors for their service on the Boards of Directors of the Company and the Bank for 2021:

Board of Directors of the Company:
Annual Retainer	$15,000
Fee per Board Meeting (Regular or Special)	$750 ($225 per telephone meeting)
Fee per Committee Meeting	$500 ($225 per telephone meeting)
Annual Retainer for the Chairman of the Board	(1)
Annual Retainer for the Audit Committee Chair	$5,000
Annual Retainer for Governance, Compensation, and Board Risk Oversight Committee Chairs	$2,500

Board of Directors of the Bank:
Annual Retainer	$10,000
Fee per Board Meeting (Regular or Special)	$650 ($225 per telephone meeting)
Fee per Committee Meeting	$425 ($225 per telephone meeting)
Annual Retainer for the Chairman of the Board	(1)
Annual Retainer for Credit Risk Committee Chair	$2,500
______________________
(1) Austin J. Slater, Jr., the Chairman of the Board of Directors of the Company and the Bank, will receive an annual retainer of $100,000 in 2021, paid in quarterly installments, for his service as Chairman. The Chairman does not receive meeting fees for attendance at board or committee meetings.

Employee directors of the Company receive only the annual retainer and Board meeting fees; they do not receive fees for committee meetings. Employee directors of the Bank do not receive any fees.

Equity-Based Retainers for Directors. Each year, non-employee directors of the Company will be granted a number of restricted stock units calculated by dividing $10,000 by the fair market value of one share of Company common stock on the grant date (rounded up to the nearest whole share). Non-employee Bank directors who do not also serve on the Company’s Board will be granted a number of restricted stock units calculated by dividing $5,000 by the fair market value of one share of Company common stock on the grant date (rounded up to the nearest whole share). The restricted stock units generally will fully vest on the one-year anniversary of the grant date, subject to the non-employee director’s continued service and the terms and conditions of the non-employee director’s director share unit agreement.

Directors’ Retirement Plan. The Bank maintains a retirement plan for non-employee members of the Board of Directors of the Bank (the “Directors’ Plan”). Under the Directors’ Plan, each eligible director of the Bank will receive an annual retirement benefit for ten years following his or her termination of service on the Bank’s Board in an amount equal to the product of his “Benefit Percentage”, “Vested Percentage”, and $3,500. A participant’s “Benefit Percentage” is 0% for less than five years of service, 33 1/3% for five to nine years of service, 66 2/3% for 10 to 14 years of service, and 100% for 15 or more years of service. A participant’s “Vested Percentage” is 33 1/3% for less than one year of service, 66 2/3% for one year of service, and 100% for two or more years of service. If a participant terminates service on the Board due to disability, the Bank will pay the participant each year for ten years an amount equal to the product of his or her Benefit Percentage and $3,500. If a participant dies before collecting either his or her retirement or disability benefit, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to five times the annual retirement benefit to which the participant was entitled, assuming the participant separated service on the date of death and was fully vested. If the participant dies after beginning to receive his or her retirement or disability benefits, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to the remaining benefits to which the participant was entitled from the date of death through the tenth annual payment thereafter. A participant will become fully vested in the event of a “change in control” (as defined in the Directors’ Plan) or upon separation from service on the Board after attaining the age 72 or incurring a disability.

The Directors’ Plan also provides non-employee directors the opportunity to defer all or any portion of the fees otherwise payable. At each participant’s election, interest is credited at a rate equal to the Company’s annualized return on equity or based on the gains or losses on the deemed investments. Participants are 100% vested in their voluntary deferrals under the Directors’ Plan.

Deferred amounts may be credited quarterly and adjusted annually with a rate of return equal to the consolidated return on equity of the Company for the calendar year, as determined under accounting principles generally accepted in the United States, and/or credited quarterly with earnings or losses based on the deemed investments.

Consulting Agreement with James F. Di Misa. Community Bank of the Chesapeake maintains a Consulting Agreement with James F. Di Misa. Under the terms of the Consulting Agreement, Mr. Di Misa provides services of a consulting and/or advisory nature as the Company may reasonably request with respect to its business and matters within Mr. Di Misa’s area of responsibility while employed by the Company and any other matters requested by Executive Management. On December 23, 2020 the Bank and Mr. Di Misa amended the consulting agreement to extend the consulting period through June 30, 2021 and reduce the annual consulting fee from $70,000 to $35,000 commencing January 1, 2021.

AUDIT RELATED MATTERS

Report of the Audit Committee. The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is independent.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF THE COMMUNITY FINANCIAL CORPORATION

Mary Todd Peterson (Chair)
Michael B. Adams
Kimberly C. Briscoe-Tonic
Rebecca M. McDonald
E. Lawrence Sanders, III

Audit Fees. The following table sets forth fees billed to the Company by Dixon Hughes Goodman for the fiscal years ended December 31, 2020 and December 31, 2019:

	2020	2019
Audit Fees(1)	$250,383	$209,108
Audit Related Fees(2)	$26,000	$29,184
Tax Fees	$—	$—
All Other Fees	$—	$—
___________________________________
(1)Represents fees for performance of the audit and review of financial statements and fees relating to the review of public filings.
(2)Represents fees for the audit of the 401(k) and ESOP plans.

Pre-Approval of Services by the Independent Registered Public Accounting Firm. The Audit Committee’s charter provides that the Audit Committee will approve in advance any non-audit services permitted by the Securities Exchange Act, including tax services that its independent registered public accounting firm renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Securities Exchange Act, including but not limited to a 5% de minimis exception. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Audit Committee at its next scheduled meeting for ratification. During the fiscal year ended December 31, 2020, the Audit Committee approved 100% of all audit-related, tax and other fees.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth, as of March 29, 2021, certain information as to those persons known by the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock and the shares of Company common stock beneficially owned by each director, each executive officer named in the summary compensation table and by all executive officers and directors of the Company as a group. All beneficial owners listed in the table have the same address as the Company, unless otherwise provided. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name of Beneficial Owners	Number of Shares Beneficially Owned (1)(2)	Percent of Shares of Common Stock Outstanding (3)
Directors:
Michael B. Adams	2,917	*
Kimberly C. Briscoe-Tonic	380	*
James M. Burke	21,612	*
Gregory C. Cockerham	124,840(4)	2.12%
James F. Di Misa	10,665	*
M. Arshed Javaid	8,930(5)	*
Louis P. Jenkins, Jr.	20,419	*
Rebecca M. McDonald	32,944(6)	*
William J. Pasenelli	52,190	*
Mary Todd Peterson	8,234(7)	*
E. Lawrence Sanders, III	27,739(8)	*
Austin J. Slater, Jr.	24,718	*
Joseph V. Stone, Jr.	34,166(9)	*
Kathryn M. Zabriskie	4,262	*

Named Executive Officers Who are Not Also Directors
Todd L. Capitani	12,031(10)	*

All Directors, Executive Officers and Nominees as a Group (21 persons)	437,598(11)	7.42%

5% Owner(s):
Fourthstone LLC[8] Fourthstone Master Opportunity Fund Ltd Fourthstone GP LLC Fourthstone QP Opportunity Fund LP 13476 Clayton Road St Louis, MO 63131	587,767(12)	9.97%
____________________
*Less than 1% of the shares outstanding
(1)Includes shares allocated to the account of the individuals under the Community Bank of the Chesapeake Employee Stock Ownership Plan, with respect to which the individual has voting but not investment power as follows; Mr. Burke — 2,083 shares; Mr. Capitani — 1,795 shares; Mr. Di Misa — 2,006 shares and Mr. Pasenelli — 5,780 shares.

(2)Includes shares of unvested restricted stock, with respect to which the individual has voting but no investment power as follows: Mr. Burke – 583 shares; Mr. Capitani – 562 shares; Mr. Pasenelli — 840 shares.
(3)Based upon 5,897,865 shares of Company common stock outstanding as of March 29, 2021.
(4)Includes 97,782 shares held in a trust account.
(5)Includes 5,000 shares held in a trust account.
(6)Includes 1,125 shares held in a custodian account for which Ms. McDonald serves as custodian and includes 11,000 shares held in two trusts which Ms. McDonald serves as trustee.
(7)Includes 8,234 shares held in a trust account.
(8)Includes 2,221 shares beneficially owned by the individual retirement account of Mr. Sanders’s wife.
(9)Includes 14,500 shares held in a trust account and 2,000 shares beneficially owned by the individual retirement account of Mr. Stone’s wife.
(10)Includes 1,411 shares beneficially owned by the 401(k) plan account of Mr. Capitani’s wife.
(11)Includes shares beneficially owned as follows: Christy Lombardi - 11,117; John Chappelle – 1,580; B. Scot Ebron - 18,764; and Talal Tay - 497. Of those shares beneficially owned, some of which are unvested restricted stock to which the individual has voting power but no dispositive power as follows: Ms. Lombardi - 493; Mr. Chappelle - 118; Mr. Ebron - 948; and Mr. Tay - 235. Ms. Lombardi and Messrs. Chappelle, Ebron and Tay are executive officers of the Bank.
Includes shares beneficially owned by Patrick Pierce and Lacey Pierce of 10,003 and 9,590, respectively, of which 7,700 shares are owned jointly by Mr. and Mrs. Pierce. Mr. and Mrs. Pierce each have voting power but not dispositive power for 261 shares of unvested restricted stock. Mr. and Mrs. Pierce are executive officers of the Bank.
(12)Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 17, 2021.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1 – Election of Directors

The Company’s Board of Directors currently consists of 14 members of which four are women and two self-identify as racially or ethnically diverse. The Board is divided into three classes, each with terms of three years, one-third of whom are elected annually. The Board of Directors has nominated five directors to serve for a term of three years to expire at the 2024 Annual Meeting of the Company’s shareholders, (ii) one director to serve for a term of two years to expire at the 2023 Annual Meeting of the Company’s shareholders and (iii) two directors to serve for a term of one year to expire at the 2022 Annual Meeting of the Company’s shareholders. The Board of Directors’ nominees for election to serve for three-year terms are Michael B. Adams, William J. Pasenelli, E. Lawrence Sanders, III, Austin J. Slater, Jr. and Joseph V. Stone, Jr. The Board of Directors’ nominee for election to serve for a two-year term is Gregory C. Cockerham. The Board of Directors’ nominees for election to serve for one-year terms are James M. Burke and James F. Di Misa.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of each of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2020. There are no family relationships among the directors or executive officers, except that Rebecca M. McDonald is the daughter of Michael L. Middleton, the former Chairman of the Board of the Company who retired on June 30, 2020.
Board Nominees with Term Ending in 2024 (Three-Year Terms)

Michael B. Adams is the President of JON Properties, LLC., a full service commercial real estate company in Fredericksburg, Virginia. JON Properties has won numerous awards, particularly for its work on Historic Renovation and tax credit projects in the Fredericksburg, Virginia region. Prior to starting JON Properties, Mr. Adams worked at WEB Equipment, Inc., a dealer in rough terrain forklifts. Mr. Adams served as President of WEB Equipment, Inc. from 1995 – 2006. Mr. Adams serves, or has served, on numerous boards of community organizations. These include the Fredericksburg Rotary Club, the Cal Ripken, Sr. Foundation, the Fredericksburg Area Museum, the Central Virginia Housing Coalition, Loisann’s Hope House and the Germanna Community College Education Foundation. Mr. Adams is also a member of the Fredericksburg Builders Association, the National Association of Home Builders, the Fredericksburg Realtors Association and the National Realtors Association. Mr. Adams attended Prince George’s Community College and the University of Maryland where he studied business management. Mr. Adams holds a Class A General Contractors License and is a licensed real estate broker in the state of Virginia. Age 54. Director of the Bank and the Company since 2021.

Mr. Adams provides the Board with management and strategic knowledge through his experience as founder and owner of a local business. His experience as a business owner adds valuable expertise regarding local issues and provides first-hand understanding of the needs of business owners in the environment in which the Bank operates.

William J. Pasenelli is Chief Executive Officer and Vice Chairman of The Community Financial Corporation and Chief Executive Officer and Vice Chairman of Community Bank of the Chesapeake. Mr. Pasenelli joined the Bank as Chief Financial Officer in 2000 and was named President of the Bank in 2010, President of The Community Financial Corporation in 2012, Chief Executive Officer in July 2014 and Vice Chairman and Chief Executive Officer of Community Bank of the Chesapeake in July 2016. Mr. Pasenelli served as President of the Company until Mr. Burke was appointed to this position effective February 25, 2021. Before joining the Bank, Mr. Pasenelli had been Chief Financial Officer of Acacia Federal Savings Bank, Annandale, Virginia, since 1987. Mr. Pasenelli serves as Chairman-Elect of the Board of Directors for the Maryland Bankers Association and has chaired their Succession and Government Relations Committees. He also serves on the Board and as a member of the Finance Committee of the Germanna Community College Education Foundation. Mr. Pasenelli is a member of the American Institute of Certified Public Accountants and the Greater Washington Society of Certified Public Accountants and other civic groups. Mr. Pasenelli graduated Magna Cum Laude from Duke University with a Bachelor of Arts in management science. He is a graduate of the National School of Banking. Age 62. Director of the Bank and the Company since 2010.

Mr. Pasenelli’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Pasenelli’s financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as Chief Executive Officer and as a Director.

E. Lawrence Sanders, III is President of Edward L. Sanders Insurance Agency, which provides multi-line insurance services to clients in Maryland since 1903. Mr. Sanders graduated from NC State University in 1978, obtained his Certified Insurance Counselor designation in 1979 and became a licensed Insurance Advisor in 1981. Mr. Sanders served on the Board of Directors of County First Bank for 28 years, and served as Chairman of the Board from 2013 to 2018. He is a current member and past President of the Charles County Rotary, past director for the Professional Insurance Agent’s Association, past director and past President for the Civista Foundation and current director for the Charles County Rotary Foundation. Age 64. Director of the Bank and the Company since 2018.

Through his experience as owner of an insurance agency, Mr. Sanders has extensive financial and operational knowledge. His years of experience serving as a bank director provides the Board valuable insight regarding corporate governance, regulatory compliance, risk assessment practices and bank operations.

Austin J. Slater, Jr. is a recently retired executive from the electric energy industry. Mr. Slater formerly served on the Board of Directors of the Federal Reserve Bank of Richmond, Baltimore Branch, the Board of Directors as Vice Chairman of the University of Maryland Charles Regional Medical Center, and he has also served as Chairman of the Board of the Maryland Chamber of Commerce and Chairman of the Board of Trustees for the College of Southern Maryland, as well as numerous other industry and civic organizations. Mr. Slater holds a Master of Business Administration in finance from George Washington University and a Bachelor of Science in accounting from Shepherd University. Age 67. Director of the Bank and the Company since 2003.

Mr. Slater has extensive management level experience in a large company setting outside of the financial services industry. Mr. Slater’s financial acumen and operational experience allow him to understand the complexities of the Company and the Bank. His experience in a regulated industry has exposed Mr. Slater to many of the issues facing companies today, particularly regulated entities, making Mr. Slater a valued component of a well-rounded board.

Joseph V. Stone, Jr. owned and operated Joe Stone Insurance Agency, which provided multi-line insurance services to clients in Maryland and Virginia, from 1981 to 2016. He has served as a director for the Southern Maryland Electric Cooperative from 1996 to 2020. Age 66. Director of the Bank and the Company since 2006.

Mr. Stone provides the Board with significant marketing and operational knowledge through his experience as owner of an insurance agency and various director positions with companies outside of the financial services industry. Mr. Stone also has considerable experience in the insurance industry, corporate governance and risk assessment practices necessary in banking operations.

Board Nominee with Term Ending in 2023 (Two-Year Term)

Gregory C. Cockerham joined the Bank in 1988. Before Mr. Cockerham’s retirement as an employee of the Bank on December 31, 2019, he served as Executive Vice President and Chief Lending Officer. Before joining the Bank, he was a Vice President at Maryland National Bank. Mr. Cockerham has over 40 years of banking experience. Mr. Cockerham serves as Emeritus and Past Chair of the Board of Directors for the College of Southern Maryland Foundation and Finance Chair of the Potomac Baptist Association. He is Past Chair of Maryland Title Center, former President of the Rotary Foundation Board of Charles County, and Past Chair of the Charles County Board of Education CRD Program. Mr. Cockerham is a Maryland Banking School graduate and holds a Bachelor of Science from West Virginia University. Age 66. Director of the Bank since 2016 and the Company since 2021.

Mr. Cockerham’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Cockerham’s knowledge of the Southern Maryland market, financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as a Director.

Board Nominees with Term Ending in 2022 (One-Year Terms)

James M. Burke joined the Bank in 2005. He serves as the President of the Company and the Bank. Before his appointment as President of the Bank in 2016, he served as Executive Vice President and Chief Risk Officer. Before joining the Bank, Mr. Burke served as Executive Vice President and Senior Loan Officer of Mercantile Southern Maryland Bank. Mr. Burke has over 20 years of banking experience. Mr. Burke is the former Chairman of the Board of Directors of University of Maryland Charles Regional Medical Center, serves on the Board of Directors for the ARC of Southern Maryland, Trustee for St. Mary’s Ryken High School, Trustee for Historic Sotterley Plantation and is active in other civic groups. Mr. Burke is a Maryland Bankers School graduate and holds a Bachelor of Arts from High Point University. He is also a graduate of the East Carolina Advanced School of Commercial Lending and attended the Harvard Business School Program on Negotiation. Age 52. Director of the Bank since 2016 and the Company since 2021.

Mr. Burke’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Burke’s strategic leadership abilities, financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as President and as a Director.

James F. Di Misa joined the Bank in 2005. Before Mr. Di Misa’s retirement as a Bank employee on March 31, 2019, he served as Executive Vice President and Chief Operating Officer. Before joining the Bank, Mr. Di Misa served as Executive Vice President of Mercantile Southern Maryland Bank. Mr. Di Misa has over 30 years of banking experience. Mr. Di Misa served on the Board of Trustees of the College of Southern Maryland. He is former Chairman of the Board of Trustees for the Maryland Banking School, Past Chair of the Charles County Rotary Scholarships Program, Past President of the Charles County Rotary Club, former Governor Appointment to the Tri-County Work Force Investment Board, and Past President and Founder of the La Plata Business Association. Mr. Di Misa is a Stonier Graduate School of Banking graduate and holds a Master of Business Administration from Mount St. Mary’s College and a Bachelor of Science from George Mason University. Age 61. Director of the Bank since 2016 and the Company since 2021.

Mr. Di Misa’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Di Misa’s experience in bank operations, knowledge of the Southern Maryland market, financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as a Director.

Directors Continuing in Office

Directors with Terms Ending in 2022:

Louis P. Jenkins, Jr. is the principal of Jenkins Law Firm, LLC, located in LaPlata, Maryland. Before entering private practice, Mr. Jenkins served as an Assistant State’s Attorney in Charles County, Maryland from 1997 to 1999. In addition to his private practice, Mr. Jenkins serves as Court Auditor for the Circuit Court for Charles County, Maryland and attorney for the Charles County Board of Elections. From 2017-2019, Mr. Jenkins served as a member of the Board of Directors of the University of Maryland Medical System which consists of twelve hospitals located throughout the State of Maryland with annual revenue in excess of $3.67 Billion. Mr. Jenkins has also served as a board member of several other public service organizations including the University of Maryland Charles Regional Medical Center, Southern Maryland Chapter of the American Red Cross, Charles County Chamber of Commerce and the Charles County Bar Association. Age 49. Director of the Bank and the Company since 2000.

As an attorney, Mr. Jenkins provides the Board with substantial knowledge regarding issues facing the Company and the Bank. In addition, Mr. Jenkins brings a critical perspective to the lending and governance function of the

Company and the Bank. Mr. Jenkins’ experience in the public sector adds valuable expertise regarding local issues and provides first-hand understanding of the local political and business environment in which the Bank operates.

Mary Todd Peterson retired in May 2018 as the senior advisor to the Chairman and CEO of ProAssurance Corporation supporting key strategic initiatives. In February 2016, she retired as the President and Chief Executive Officer of Medmarc Insurance Group and as a Director of Medmarc Casualty Insurance Company and its subsidiary Noetic Specialty Insurance Company, both of which are subsidiaries of ProAssurance. Ms. Peterson had been associated with Medmarc since 2001 where she also held the positions of Chief Financial Officer and Chief Operating Officer. From 1993 to 2001, Ms. Peterson was a Partner with Johnson Lambert & Co., a certified public accounting firm. Ms. Peterson also held positions with Acacia Life Insurance Company, Oxford Development Corporation and Ernst & Whinney (now Ernst & Young). Prior to her retirement from Medmarc, Ms. Peterson served as a member of the Property Casualty Insurers Association of America (“PCI”) Board of Governors, Chair of PCI’s Investment Committee and a member of PCI’s Executive and Finance Committees. In September 2020, Ms. Peterson joined the Board of Directors of ProAssurance American Mutual, A Risk Retention Group where she serves on the Executive and Investment Committees. Ms. Peterson is a member of the American Institute of Certified Public Accountants. Age 66. Director of the Bank and the Company since 2010.

Ms. Peterson has extensive executive-level experience in a mid-size company setting within the financial services industry combined with 18 years’ experience in public accounting. Ms. Peterson’s financial and operational expertise within the insurance industry, including proficiencies in corporate governance and risk assessment, provide the Board with a skill set critical to successfully operating the Company and Bank.

Directors with Terms Ending in 2023:

Kimberly Briscoe-Tonic is a respected business leader in Charles and St. Mary’s counties in Maryland. She, along with her husband, own and operate the Briscoe-Tonic Funeral Home, P.A. with locations in Waldorf and Mechanicsville, Maryland. Briscoe-Tonic Funeral Home was founded in 2008. Ms. Briscoe-Tonic earned an Associate of Arts in mortuary science and is a licensed mortician. She has served families through the Washington DC metropolitan area for over 30 years. Age 52. Director of the Bank since 2016 and Director of the Company since 2019.

Ms. Briscoe-Tonic provides the Board with management and strategic knowledge through her experience as founder and owner of a local business. Her experience as a business owner adds valuable expertise regarding local issues and provides first-hand understanding of the needs of business owners in the business environment in which the Bank operates.

M. Arshed Javaid is the President of Parraid, LLC founded in 2019 and wholly devoted to design, engineering, sales, and support of telemetry data systems and tactically oriented mission critical communications solutions. Previously Mr. Javaid was the President of Smartronix, Inc., an information technology and engineering solutions provider. Mr. Javaid founded Smartronix, Inc. in 1995, and has extensive experience in business management and community relations. He served on the Historic Sotterley Inc. Board of Trustees for ten years 2008 – 2018 and was re-elected in January 2019 for a 5 year term. Age 65. Director of the Bank and the Company since 2013.

Mr. Javaid provides the Board with significant management, strategic and operational knowledge through his experience as founder and president of an information technology and engineering solutions provider that has evolved from a start-up company to a company with over 700 employees. Mr. Javaid’s experience in the information technology industry, especially cyber security, provides the Board with valuable insight into the data security and reputational risk issues facing businesses.

Rebecca Middleton McDonald is a partner at CohnReznick, LLP a national audit, tax and business advisory firm. She has 25 years of experience providing accounting advisory services and financial transformation support to both private and public companies. Ms. McDonald specializes in a range of services, such as outsourced and project based accounting, SEC reporting, audit and IPO readiness, internal control and process improvement analysis, and due diligence support for mergers and acquisitions. Prior to joining CohnReznick, Ms. McDonald held various finance roles with a publicly traded company. Ms. McDonald is a member of the American Institute of Certified

Public Accountants. She serves as the Treasurer on the Board of Trustees of Commonwealth Academy. Ms. McDonald holds a BS from Elon University. Age 47. Director of the Bank and the Company since 2020.

Ms. McDonald has extensive audit, public accounting, and executive level experience. Ms. McDonald’s proficiencies provide the Board with a skill set critical to successfully operating the Company and Bank.

Kathryn M. Zabriskie is President of Business Training Works, Inc., an employee-development firm specializing in soft-skills training, leadership development, and customer-experience initiatives. Ms. Zabriskie started the company in 2000. Since that time, she and her team have worked with hundreds of organizations across industries, including several members of the Fortune 50. Ms. Zabriskie holds a Master of Business Administration from the University of Texas at Austin and a Bachelor of Arts from George Mason University. She has served on several philanthropic boards and civic organizations in the Bank’s market. Age 49. Director of the Bank since 2013 and Director of the Company since February 8, 2017.

Ms. Zabriskie brings a depth and breadth of knowledge to the Board related to best practices in employee development, human resources, facilitation, and organizational planning. Her experience working nationally, internationally, and across industries offers a broad perspective on issues related to training and development, corporate culture, managing and attracting talent, and planning for the future.

Item 2 – Ratification of the Independent Registered Public Accounting Firm

Dixon Hughes Goodman, which was the Company’s independent registered public accounting firm for 2020, has been retained by the Audit Committee of the Board of Directors to be the Company’s independent registered public accounting firm for 2021, subject to ratification by the Company’s stockholders. A representative of Dixon Hughes Goodman is expected to be present at the virtual annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the virtual annual meeting, the Audit Committee will consider other independent registered public accounting firms. In addition, if the ratification of the independent registered public accounting firm is approved by stockholders at the annual meeting, the Audit Committee may also consider other independent registered public accounting firms in the future if it determines that such consideration is in the best interests of the Company and its stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes Goodman as the Company’s independent registered public accounting firm.

Item 3 – Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to express their views, on a non-binding basis, on the compensation of our named executive officers as disclosed in this proxy statement. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:

“Resolved, that the stockholders approve the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

EXECUTIVE COMPENSATION

The following overview is intended to provide stockholders with a description of the Company’s executive compensation philosophy, components of its executive compensation program, and the factors considered by the Compensation Committee (or “Committee” in this section) for determining executive compensation for our named executive officers (or “NEO” in this section) in 2020.

Because of the June 2018 amendment to the definition of a “smaller reporting company” under rules promulgated by the Securities and Exchange Commission, we now qualify for, and have elected to comply with, the scaled disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation overview is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Our 2020 named executive officers are our three most highly-compensated executive officers who were serving as an executive officer at the end of 2020. This executive compensation overview should be read in conjunction with the compensation tables and associated narrative that follows.

Named Executive Officer	Title
William J. Pasenelli	President and Chief Executive Officer (CEO)
James M. Burke	Executive Vice President and Bank President
Todd L. Capitani	Executive Vice President and Chief Financial Officer (CFO)

Our Compensation Philosophy

Our executive compensation program is structured to motivate and retain executive officers who are critical to our success. Our competitive salary, incentive opportunities and benefits program reflect a balanced and responsible pay approach while also considering the environment in which the Company operates. Our executive compensation program is designed to reward our named executive officers for delivering results and achieving sustainable growth. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. Our compensation philosophy is grounded on the following guiding principles:

Team-Based Approach. Each named executive officer is a member of the Company’s executive team. The Company’s executive compensation program is intended to promote and maintain stability within the executive team. As such their incentive opportunities are linked to similar performance metrics.

Performance Expectations. The Company has clear performance expectations of its officers that are reinforced by its performance review and compensation programs. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. Second, each executive officer must contribute to the Company’s overall success, rather than focus solely on specific objectives within the officer’s area of responsibility.

Ownership. We believe executives should have an ownership position in our Company. In addition to the annual incentive plan, executives participate in a long term incentive program which includes equity awards paid in the form of restricted stock units and performance share units. The Company has in place stock ownership guidelines for its executive officers (ranging between 1x – 2x base pay).

Principal Elements of Pay

The executive compensation program reflects our compensation philosophy and uses a full range of pay components to achieve our objectives. We believe that we can meet the objectives of our compensation philosophy by reaching a balance among the primary elements of base salary, short-term incentives and long-term incentives.

The target allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and his or her individual performance and achievements in support of our strategic objectives.

Supplemental benefits: In addition to eligibility to participate in the Company’s health and welfare programs and other broad-based programs on the same basis as other employees, the Company offers NEOs supplemental retirement and life insurance benefits commonly offered by peers within the industry.

Our Decision-Making Process

Role of the Compensation Committee. The Committee is responsible for overseeing and administering the Company’s employee benefit plans and policies. The Committee determines all compensation for the named executive officers. Each year, the Committee conducts an evaluation of each executive officer’s compensation to determine if any changes would be appropriate based on the considerations described above.

The Committee is composed of at least three directors who are determined to be “independent directors” as defined by NASDAQ Rule 5605(d) (2) (A). The members of the Committee are appointed annually by the Board of Directors. Four members of the Company’s Board of Directors serve on the Committee, each of whom is an “independent director”. The Chair of the Committee reports to the Company’s Board regarding Committee actions.

Compensation Committee Interlocks and Insider Participation. No member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks with other entities with respect to any such member.

Role of Management. At the Committee’s request, Mr. Pasenelli, our Chief Executive Officer, provides input regarding the performance and appropriate compensation of the other executive officers. The Committee considers Mr. Pasenelli’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. In accordance with NASDAQ rules, Mr. Pasenelli is not present when his compensation is being discussed or approved.

Role of the Compensation Consultant. For 2020 compensation decisions, the Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to assist the Committee with its compensation governance responsibilities, including areas such as competitive assessment of our executive compensation programs, advice on incentive plan design, and education and guidance on regulatory matters and emerging trends related to executive compensation. The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

Role of Compensation Benchmarking. The Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation opportunities that it believes are commensurate with the market and the Company’s scope and performance. The Committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. However, the Committee also considers other factors when setting compensation, including specific job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.

2020 Executive Compensation Decisions

The Committee began its work on executive compensation for 2020 by assessing competitive market compensation using a number of data sources including publicly disclosed information on a selected peer group of publicly traded banking organizations similar in asset size, business model, and geographic region. Additionally, the Committee considered the results of the Company’s say-on-pay vote when making compensation decisions for the NEOs. At the Company’s 2020 annual meeting of stockholders, approximately 95.3% of the votes cast on the say-on-pay proposal were voted for the proposal, demonstrating a high level of support for the Committee’s executive pay decisions.

2020 Business Highlights. The COVID-19 pandemic presented both economic and operational challenges in 2020. Despite these challenges, the Company's 2020 operating results were strong. The Company reported net income for the year ended December 31, 2020 of $16.1 million, or $2.74 per diluted common share compared to a net income of $15.3 million, or $2.75 per diluted common share for the year ended December 31, 2019. Core profitability increased from a stable net interest margin primarily due to improved funding composition, increased non-interest income from additional products and services and expense control. The Company addressed COVID-19 credit concerns by increasing the allowance for loan losses, resolving multiple OREO assets and adding subordinated debt to strengthen regulatory capital. The allowance for loan losses increased to $19.4 million or 1.3% of portfolio loans at December 31, 2020 compared to $10.9 million or 0.8% of portfolio at December 31, 2019. Economic uncertainty from the COVID-19 pandemic resulted in the Company increasing provision expense to $10.7 million in 2020 from $2.1 million in 2019. The Bank helped the community and customers navigate economic uncertainty by originating U.S. Small Business Administration Paycheck Protection Program loans ("SBA PPP") and providing payment deferrals on our own portfolio loans.

Additional financial performance highlights include the following:

•The Company’s return on average assets ("ROAA") and return on average common equity ("ROACE") were 0.81% and 8.46% for the twelve months ended December 31, 2020 compared to 0.88% and 9.32% for the twelve months ended December 31, 2019.
•Pre-tax, pre-provision ("PTPP") ROAA and PTPP ROACE increased to 1.58% and 16.43% for the year ended December 31, 2020 compared to 1.32% and 14.07% for the same period in 2019.
•Asset quality improved in 2020. Classified assets as a percentage of assets improved in 2020, decreasing 83 basis points from 1.93% at December 31, 2019 to 1.10% at December 31, 2020. Non-accrual loans, OREO and TDRs to total assets decreased 38 basis points from 1.46% at December 31, 2019 to 1.08% at December 31, 2020.
•Net interest income totaled $60.9 million for the year ended December 31, 2020, which represented a 13.8% increase from $53.5 million for the year ended December 31, 2019. Net interest income increased during 2020 compared to the prior year as the positive impacts of average interest-earning asset growth, income from SBA PPP loans and decreased funding costs outpaced the negative impacts of lower yields earned on loans and investments and growth in the average balances of interest-bearing liabilities.
•Noninterest income increased $2.7 million or 46.0% for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. The increase was primarily due to increased interest rate protection referral fee income of $1.5 million and increased gains on the sale of securities of $1.2 million.
•The Company’s efficiency ratio was 54.81% for the twelve months ended December 31, 2020 compared to 61.10% for the twelve months ended December 31, 2019. Efficiency has improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth. Management believes it is important to continue to focus on creating additional operating leverage in the present low interest rate environment.

Base Salaries. Competitive base salaries are critical in attracting and retaining our executives. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience, and responsibilities as well as their individual performance and value with similar positions among our peers.

The following table reflects each active named executive officer’s increase in base pay for 2020.

Executive	Title	2019 Salary	2020 Salary	% Increase
William J. Pasenelli	President and CEO	$465,000	$535,000	15.05%
James M. Burke	EVP and Bank President	$360,000	$382,000	6.11%
Todd L. Capitani	EVP and CFO	$308,000	$320,000	3.90%

The increases for Messrs. Pasenelli and Burke were intended to align their compensation more closely with market pay levels for their respective positions based on the executive compensation analysis provided by Pearl Meyer in the fourth quarter of 2019.

Annual Performance-Based Incentive Compensation. The Executive Incentive Compensation Plan (“EICP”) is a short-term annual incentive that provides our named executive officers with the opportunity to earn cash and equity- based incentive compensation for achieving specific Company performance goals. The plan uses a balanced scorecard approach by establishing threshold, target and maximum (“stretch”) incentive opportunities tied to performance factors aligned with the annual strategic plan approved by the Board.

The total amount of each NEO’s incentive award under the short-term incentive plan is determined by taking into account performance against a scorecard of financial performance metrics that tie to our annual business plan, along with the results of a holistic assessment of each executive. All of these components are part of a scorecard that is provided to each NEO and used by the Committee to determine annual short-term incentive awards. Under the terms of the short-term incentive plan, the Committee has discretionary authority to adjust for one-time non-recurring charges or other extenuating circumstances. The Committee did exercise this authority for the incentive award opportunities during the 2020 plan year in light of the COVID-19 pandemic.

The performance factors used to determine the incentive payouts for our named executive officers under the EICP in 2020 included ROAA, efficiency ratio and non-performing assets as a percentage of total assets. These performance metrics were not changed or adjusted in 2020 as they reflect commonly recognized measures of overall company performance and are associated with shareholder value creation. The plan included threshold, target and maximum levels of performance for each performance factor and a corresponding payout, weighted as a percentage of salary, to each of the named executive officers based upon actual achievement. The 2020 target incentive opportunity was 30% of base salary for the CEO and 20% of base salary for the other NEOs.  The incentive opportunity ranged from 50% of target at threshold performance to a maximum of 150% of target for superior performance (from 15% to 45% of base salary for the CEO and 10% to 30% for the other NEOs). Following year end, the Committee determines the amount to be awarded to each executive officer by comparing the Company’s financial results to the established performance goals. For 2020, ROAA and non-performing assets aligned between threshold and target performance and efficiency aligned at stretch performance level.

The Committee elected to award cash and equity components under the 2020 EICP. The equity component was in the form of a time-based restricted stock unit (“RSU”) award in December 2020, prior to the end of the 2020 EICP performance period. As noted below, the value of the RSU awards were aggregated with the cash component of the 2020 EICP incentive compensation awards. An adjustment was made with regards to the timing of the equity component. Due to the outstanding efforts and leadership of the Executive Management team throughout the COVID-19 pandemic, combined with strong financial performance, the Compensation Committee approved payouts between target and stretch, although the Company’s financial results were slightly below target.

Following the Compensation Committee’s review of the results of the components of each executive officer’s annual incentive plan scorecard in February 2021, the Committee interpolated the results and awarded incentive payouts between target and stretch performance as noted below: The EICP payouts were distributed in cash and equity. The dollar amount noted in the Amount Awarded column below represents the value of both the cash and the RSU awards. The actual cash paid to the NEOs is reflected in the Target Incentive column below and the equity values are listed in the RSU chart following this disclosure.

Executive	Target Incentive (% of Salary)	Target Incentive ($)	Amount Awarded (% of Salary)	Amount Awarded ($)
William J. Pasenelli	30.0%	$160,500	38.0%	$200,985
James M. Burke	20.0%	76,400	27.0%	103,220
Todd L. Capitani	20.0%	64,000	24.0%	77,410

RSU Component of 2020 EICP

The Committee awarded restricted stock units to the NEOs in December 2020 in recognition of outstanding leadership in navigating the Company and the Bank through the COVID-19 pandemic. These RSU awards represent the equity component of the 2020 EICP. As noted above, the total EICP payouts (cash and equity) were between target and stretch for all of the NEOs. The restricted stock units noted below were granted on December 17, 2020, and vest ratably over a three-year period, beginning on the first anniversary of the grant date.

Executive	Title	Number of Shares Issued	FMV of Restricted Stock Units on Grant Date
William J. Pasenelli	CEO	1,500	$40,485
James M. Burke	EVP and Bank President	1,000	26,990
Todd L. Capitani	EVP and CFO	500	13,495

Long-Term, Equity Based Compensation. The Committee believes that equity should represent a meaningful portion of executive compensation to align the interests of our executives and stockholders. Additionally, we believe that equity provides for a longer-term retention tool. These ownership and retention objectives are supported by paying a portion of incentives in equity and through the use of time-based vesting for equity awards. The Company’s Long-Term Equity Incentive Program (“LTEIP”) delivers long-term incentive opportunities in a combination of time-based vesting restricted stock units and performance-contingent stock units. Awards under the LTEIP are generally granted annually, with overlapping three-year restriction/performance cycles. The performance factors used to determine equity awards for our named executive officers under the Bank’s LTEIP include ROAA and ROAE measured on a relative basis against a defined group of peer banks over the period of January 1, 2020 through December 31, 2022. The 2020 target LTEIP award opportunity was 30% of base salary for the CEO, 15% of base salary for the President and 10% of base salary for the other NEOs. The target awards are 50% time-based restricted stock units (“RSUs”) and 50% performance share units (“PSUs”). The plan includes threshold, target and stretch levels of performance for each performance factor and each factor is weighted at 50% of the total opportunity. Performance and the resulting payouts will be determined as soon as practicable following the filing of the Bank’s Form 10-K for the fiscal year ending December 31, 2022. In the event of death or disability, all time-based vested awards will immediately vest in full as of the date of that event, and any performance-based awards will be deemed satisfied at the target level and will vest pro rata upon death, disability or termination of the participant’s employment by reason of retirement to the extent the participant is at least 65 years of age. In the event of a change in control, all time-based awards will vest in full upon the involuntary or good reason termination of the participant’s employment, other than for cause, during the 12 month period ending on the first anniversary date of the change in control. Furthermore, the conditions applicable to any performance-based award will be deemed satisfied at the target level and will become fully vested upon involuntary or good reason termination of the participant’s employment, other than for cause, during the 12 month period ending on the first anniversary date of the change in control. In addition, we require certain levels of stock ownership as described in the Other Compensation Guidelines, Practices and Policies section below.

The following LTEIP equity awards were granted in 2020 for the performance period beginning on January 1, 2020 and ending on December 31, 2022. The time-based vested RSUs were granted on August 20, 2020, and vest ratably over a three-year period, beginning on the first anniversary of the grant date. The performance-contingent PSUs were awarded at target level.

Executive	Title	Number of RSUs Issued	Number of PSUs Awarded (Target Level)
William J. Pasenelli	CEO	3,545	3,544
James M. Burke	President	1,266	1,265
Todd L. Capitani	EVP, CFO	707	706

Other Compensation Guidelines, Practices and Policies

Stock Ownership Guidelines: Under the Company’s stock ownership guidelines for executives, our CEO is expected to own shares of Company common stock that have a value equal to 2.0 times his base salary. The President is expected to own shares with a value equal to 1.5 times his base salary and other named executives must own 1.0 times their salary. Until these target ownership levels are reached, an executive must retain 100% of his or her net shares from any vested awards (after taxes and any exercise price). All named executive officers met the minimum stock ownership requirements at the end of 2020. Because an executive officer must retain 100% of net shares acquired from equity awards until the specified target of ownership is met, there is no minimum time period required to achieve the target level of ownership.

The Company also maintains stock ownership guidelines for directors. Under these guidelines, Holding Company directors are required to own shares of Company common stock that have a value that is at least equal to a multiple of the Holding Company Board annual cash retainer for the immediate prior year. The cash retainer for 2020 was $15,000. The multiple is based on years of service on the Board. Directors with up to three years of service are required to own stock with a value equal to at least five times the annual cash retainer. Directors with between four and five years of service are required to own stock with a value equal to at least 10 times the annual cash retainer and the multiple for directors with more than five years of service is 15 times the annual cash retainer. All directors of the Bank are required to own shares of common stock of the Company having a value equal to at least three times the Bank Board annual cash retainer for the immediate prior year. The cash retainer for 2020 was $10,000. For Bank and Company directors, shares must be acquired within the earlier of three years of first becoming a director or within three years of the initial adoption of the guidelines. All directors were in compliance with these guidelines at the end of 2020.

Responsible Equity Practices: The grant date for all equity awards is established when the grants and all key terms are approved by the Board or the Compensation Committee. Our 2015 Equity Compensation Plan includes prohibitions on the repricing of stock options without shareholder approval.

Prohibition on Hedging and Short Sales: The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

Risk Considerations: In addition to our guiding principles, the Company engages in the following practices to ensure its executive compensation program is aligned with shareholders’ interests and protects us against risk. We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. The Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. In this regard, our executive compensation program includes, among other things, the following design features:

•Variable compensation based on a variety of performance goals

•Committee discretion to lower annual incentive award amounts
•Balanced mix of short-term and long-term incentives
•Stock ownership requirements
•Claw-back provisions

The Committee conducts an annual evaluation of all of the Company’s compensation programs, policies and practices to ensure that compensation policies and incentive compensation programs in place are not reasonably likely to have a material adverse impact on the Company and do not encourage our employees to excessive risks.

Summary Compensation Table. The following table provides information concerning total compensation earned or paid for the last two completed fiscal years to the principal executive officer and the two most highly compensated executive officers of the Company who served in such capacity as of December 31, 2020. These three officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Non-equity Incentive Plan Compensation $ (3)	Non-qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
William J. Pasenelli	2020	$535,000	$35,431	$160,500	$209,129	$58,661	$998,721
President and Chief Executive Officer	2019	465,000	12,120	106,407	376,228	46,439	1,006,194
James M. Burke	2020	$382,000	$24,872	$76,400	$67,520	$28,742	$579,534
Executive Vice President and President of Subsidiary	2019	360,000	7,920	74,650	62,466	20,151	525,187
Todd L. Capitani	2020	$320,000	$23,732	$64,000	$79,204	$22,919	$509,855
Executive Vice President and Chief Financial Officer	2019	308,000	8,040	71,255	71,502	16,584	475,381
____________________
(1)Represents the aggregate grant date fair value of the granting of 1,057, 742 and 708 shares of restricted stock awards to Messrs. Pasenelli, Burke and Capitani respectively, computed in accordance with FASB ASC Topic 718 based on a per share price of $33.52, on the date of grant for awards under the 2019 annual incentive plan granted in 2020.
(2)Represents the aggregate grant date fair value of the granting of 404, 264 and 268 shares of restricted stock awards to Messrs. Pasenelli, Burke and Capitani respectively, computed in accordance with FASB ASC Topic 718 based on a per share price of $30.00, on the date of grant for awards under the 2018 annual incentive plan granted in 2019.
(3)Represents incentive payments earned in 2020 under the Company’s annual incentive plan.
(4)Represents the sum of above-market earnings under the Community Bank of the Chesapeake Executive Deferred Compensation Plan and the aggregate change in the present value of accumulated benefits under the Supplemental Executive Retirement Plans (“SERPs”) and Salary Continuation Agreements (“SCAs”) from the prior completed fiscal year to the current fiscal year. Includes an aggregate change in the present value of accumulated benefits under the SERPs and SCAs of $209,129, $67,520, and $79,204 for Messrs. Pasenelli, Burke and Capitani, respectively.
(5)Details of the amounts reported in the “All Other Compensation” column for 2020 are provided in the table below.

Item	Pasenelli	Burke	Capitani
Company Directors’ fees	$24,225	$—	$—
Market value of allocations under the employee stock ownership plan	4,363	4,363	4,363
Employer contribution to 401(k) Plan	11,400	10,400	9,100
Imputed income under split-dollar life insurance arrangement	2,063	510	598
Automobile	7,207	12,402	7,884
Club dues	7,095	—	—
Dividends paid on unvested restricted stock	730	510	491
Group term life benefit	1,440	557	483
Wellness allowance	138	—	—

Employment Agreements. The Community Financial Corporation and Community Bank of the Chesapeake maintain employment agreements with each of its named executive officers. The term of the employment agreements with Messrs. Pasenelli, Burke and Capitani are automatically extended by one day each day so that the term remains at three years, until either party gives notice to the other of its intent to stop the renewal of the term of the agreement or if the officer’s employment with the Bank terminates, whether by resignation, discharge or otherwise. Among other things, the employment agreements provide for an annual salary, eligibility to participate in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their employees, including discretionary bonuses, incentive compensation programs, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel.

Under the employment agreements if the executive’s employment is terminated for cause, he will receive only his base salary or other compensation earned through the date of termination and any other compensation or vested benefits provided under applicable Bank plans or programs. All other obligations of the Bank terminate on the date of termination.

Further, under Messrs. Pasenelli and Burke’s employment agreements, if their employment is terminated without cause (as defined in their employment agreements), the executive will receive a lump sum payment equal to three times his base salary and three times his most recent annual incentive compensation payment. Messrs. Pasenelli and Burke would also receive an amount equal to the monthly COBRA premium that the executive would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36. Under the employment agreement for Mr. Capitani, if his employment is terminated without cause (as defined in the his employment agreement), the executive would receive a lump sum payment equal to two times his base salary and two times his most recent annual incentive compensation payment. The executive would also receive an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36.

Upon voluntary termination of employment, our named executive officers would receive accrued and earned base salary and other compensation and benefits provided under the Bank’s benefit plans and programs as of the date of termination.

The employment agreements also provide each executive with disability benefits. If an executive terminates employment after becoming disabled pursuant to the terms of the agreement, the executive will receive the compensation and benefits provided for under his employment agreement for (1) any period during the term of his agreement and before the establishment of the executive’s disability; or (2) any period of disability before the executive’s termination of employment due to disability.

Upon an executive’s death, the employment agreements provide that the Company will pay the executives or their respective beneficiaries or estate any compensation due to the executive through the end of the month in which the executive’s death occurred, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Bank’s benefit plans and programs in which the executive participated as of the date of the executive’s death.

Upon a change in control, Messrs. Pasenelli and Burke’s employment agreements provide that if (1) the executive’s employment is terminated without cause or without the executive’s consent and for a reason other than cause in connection with or within 12 months after a change in control (as defined in the agreement); or (2) the executive voluntary terminates employment within 12 months following a change in control upon the occurrence of events described in the agreement, he will receive a lump sum payment equal to three times his annual base salary and three times his most recent annual incentive compensation payment, plus an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36. Under Mr. Capitani’s employment agreement, he will receive a lump sum payment equal to two times his annual base salary and two times his most recent annual incentive compensation payment, plus an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is generally equal to an average of the individual’s taxable compensation for the five taxable years preceding the year a change in control occurs. The employment agreements apply a “best net benefits” approach in the event that severance benefits under the agreement or otherwise result in “excess parachute payments” under Section 280G. Applying the “best net benefits” methodology, the Agreement provides for two separate calculations to address the application of Section 280G to payments that are contingent on a change in control. The first calculation establishes the after-tax benefit to the executive if the aggregate change in control-related payments are reduced below his Section 280G threshold, thereby avoiding the excise tax. The second calculation determines the after-tax benefit if the payments are made without reduction, and the executive’s after-tax benefit reflects payment of the golden parachute excise tax by the executive. The calculation that yields the greatest after-tax benefit to the executive determines whether the executive’s benefits are subject to reduction or whether the executive will receive all change in control-related benefits.

2015 Equity Compensation Plan. The Company maintains the 2015 Equity Compensation Plan, a stock-based incentive plan to attract and retain key personnel. The 2015 Equity Compensation Plan provides for the award of restricted stock, stock appreciation rights, stock units and stock options to members of the Board of Directors and key employees. See the Equity Awards Table below for information on the restricted stock awards granted to our named executive officers. Under the terms of the 2015 Equity Compensation Plan, all time-based vested awards will fully vest upon an executive’s death or disability. If an executive voluntarily terminates his employment or is terminated without cause (as defined in the plan) all unvested shares of restricted stock are forfeited as of such termination date. In the event of a change in control, if an executive terminates his employment, other than for cause, during the 12-month period following a change in control, unvested restricted stock awards will become fully vested and transferable to the executive. In 2020, the Company approved the 2020 Long-Term Executive Incentive Program under the 2015 Equity Compensation Plan. Pursuant to this program, performance-based awards were made which will vest pro rata upon death, disability or termination of the executive’s employment by reason of retirement to the extent the participant is at least 65 years of age. In the event of a change in control, the conditions applicable to any performance-based award will be deemed satisfied at the target level and will become fully vested upon involuntary or good reason termination of the executive’s employment, other than for cause, during the 12 month period ending on the first anniversary date of the change in control.

Outstanding Equity Awards at Fiscal Year End. The following table provides information concerning unvested restricted stock awards for each of the named executive officers outstanding as of December 31, 2020.

	Restricted Equity Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
William J. Pasenelli	02/15/2018	249(2)	$6,594
	02/14/2019	270(3)	7,150
	02/20/2020	1,057(4)	27,989
	08/20/2020	3,545(5)	93,872
	08/20/2020			3,544(6)	93,845
	12/17/2020	1,500(7)	39,720

James M. Burke	02/15/2018	184(2)	4,872
	02/14/2019	176(3)	4,660
	02/20/2020	742(4)	19,648
	08/20/2020	1,266(5)	33,524
	08/20/2020			1,265(6)	33,497
	12/17/2020	1,000(7)	26,480

Todd L. Capitani	02/15/2018	172(2)	4,555
	02/14/2019	179(3)	4,740
	02/20/2020	708(4)	18,748
	08/20/2020	707(5)	18,721
	08/20/2020			706(6)	18,695
	12/17/2020	500(7)	13,240

(1)Based upon the Company’s closing stock price of $26.48 per share at December 31, 2020.
(2)Shares vest in three equal annual installments beginning on February 15, 2019.
(3)Shares vest in three equal annual installments beginning on February 14, 2020.
(4)Shares vest in three equal annual installments beginning on February 20, 2021.
(5)Units vest in three equal annual installments beginning on August 20, 2021.
(6)Units awarded under the LTEIP will vest based on performance factors measured over the performance period beginning on January 1, 2020 and ending on December 31, 2022. Represents number of units awarded assuming target performance.
(7)Units vest in three equal annual installments beginning on December 17, 2021.

RETIREMENT AND INSURANCE BENEFITS

Our named executive officers have the opportunity to accumulate retirement benefits through participation in our 401(k) and Employee Stock Ownership Plans and to earn supplemental retirement benefits through Salary Continuation Agreements (“SCAs”) and Supplemental Executive Retirement Plans (“SERPs”) sponsored by the Bank. All of our named executive officers have SERPs and SCAs with the Bank.

Salary Continuation Agreements. The SCAs are non-qualified deferred compensation arrangements that provide certain named executive officers with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. Messrs. Pasenelli and Burke maintain SCAs with the Bank which provide the executives a total annual SCA benefit equal to $92,212, and $101,000, respectively. These benefits are payable upon normal retirement at or after age 65 (normal retirement age). A reduced benefit is payable if the named executive officer retires before normal retirement age. The annual SCA benefits are payable on a monthly basis to the executives or their designated beneficiaries over a 15 year period. If an executive dies while in active service with the Bank, the executive’s designated beneficiaries will be provided with an annual benefit, for a period of 15 years, of $92,212 for Mr. Pasenelli, and $101,000 for Mr. Burke, commencing with the month following the executive’s death. If the executive dies after his employment has terminated, but before payments under the agreement have commenced, their designated beneficiaries will be entitled to the same payments beginning on the first day of the month after the executive’s death. If the executive dies after the benefit payments have commenced, but before receiving all of the payments, the designated beneficiaries will be entitled to the remaining benefits that would have been paid to the executive if the executive had survived.

Under the SCAs if a named executive officer’s employment is terminated for cause, he will not be entitled to any benefits under the terms of his SCAs.

Mr. Pasenelli’s 2003 SCA provides that in the event of a change in control followed by his termination of employment within 12 months of the change in control (and before attainment of age 65) he will receive a change in control benefit in lieu of his normal SCA benefit. Mr. Pasenelli’s annual change in control benefit under the 2003 SCA is equal to his accrued benefit as of separation from service following the change in control, assuming an additional 36 months of service for purposes of calculating the accrual. Change in control SCA benefits will be made for a period of 15 years. Further, the 2003 SCA provides that if the value of the benefits provided in connection with a change in control exceed an executive’s 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit; however, the payments or benefits shall not be reduced if the net after tax benefit to the executive of receiving the total payments exceeds the net after tax benefit of receiving the reduced payments by at least $50,000. Under the 2006 SCAs, Messrs. Pasenelli and Burke are entitled to a change in control annual benefit ranging from $16,087 to $18,100 and $54,885 to $101,000, respectively (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65.

In addition, Mr. Pasenelli’s 2003 SCA provides for disability benefits. Upon termination of employment as a result of disability, Mr. Pasenelli is entitled to an annual benefit for a period of 15 years of $74,112, commencing with the month following the executive attaining age 65. The 2006 SCAs provide Messrs. Pasenelli and Burke with an annual disability benefit of $18,100 for Mr. Pasenelli and ranging from $75,037 to $101,000 for Mr. Burke depending on the date of termination, commencing with the month following the executive attaining age 65.

Supplemental Executive Retirement Plans. The Bank maintains 2011 and 2014 supplemental executive retirement plans (the “SERPs”), with each of Messrs. Pasenelli, Burke, and Capitani to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. If an executive remains employed with the Bank until his normal retirement age of 65, he is entitled to receive a retirement benefit payable annually for a period of 15 years. The annual benefits for Messrs. Pasenelli, Burke and Capitani (in the aggregate) are $124,974, $77,434, and $154,711, respectively. A reduced benefit is payable if the executive retires before normal retirement age or terminates service with the Bank for other reasons.

If an executive’s employment is terminated for cause, the executive will not be entitled to any benefits under the SERPs.

In the event that Messrs. Pasenelli, Burke and Capitani become disabled before termination of employment with the Bank or retirement, and prior to a change in control, the SERPs provide the executives with a disability benefit equal to the executive’s accrued benefit under the SERPs as of the date of determination of disability. Payment of the disability benefit will commence on the first day of the month following the earlier of the executive’s 65th birthday or death and is paid in 15 equal annual installments.

The amended SERPs also provide that if an executive dies while actively employed by the Bank and before reaching his normal retirement age of 65, the SERPs provide for a death benefit equal to the executive’s accrued benefit under the SERPs, payable to the executive’s beneficiary in 15 equal annual installments. If the executive dies after the commencement of his SERP benefit payments, the executive’s beneficiary is entitled to the unpaid balance of the payments for the balance of 15 annual installments.

In the event of a change in control prior to Messrs. Pasenelli, Burke and Capitani (i) attaining age 65, (ii) his death, (iii) disability, (iv) retirement, or (v) Separation from Service (as defined in the SERP agreements), the SERP benefit will equal the accrued benefit calculated as of any subsequent separation from service following the change in control with 36 months of additional service for purposes of calculating the accrual. Payments will commence at the earliest of an executive’s attainment of age 65 or death. However, if an executive experiences a Separation from Service within 24 months following a change in control, the executive is entitled to his full accrued retirement benefit, with payments to commence no later than the second month following his Separation from Service. Under the SERPs if the change in control benefit payment made to Messrs. Pasenelli, Burke and Capitani would be treated as an “excess parachute payment” under Code Section 280G (“280G Limit”), the Bank will reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment; however, the payments or benefits shall not be reduced if the net after tax benefit to the executive of receiving the total payments exceeds the net after tax benefit of receiving the reduced benefits by at least $50,000.

Deferral Plan. The Bank also maintains an Executive Deferred Compensation Plan under which our NEOs may defer all or any portion of their base salary. Deferred amounts may be credited annually with interest at a rate equal to the Company’s consolidated return on equity for the calendar year or credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants. The executive’s account balance under this plan will be distributed to the executive following the executive’s termination of service or on a specified date in either a lump sum or over a period of one to ten years, as elected by the executive.

Split Dollar Life Insurance Agreements. The Bank is a party to individual split dollar life insurance arrangements with Messrs. Pasenelli, Burke, and Capitani. These arrangements provide each executive’s beneficiary with pre- and post-retirement death benefits. The Bank has purchased life insurance policies on the lives covered by these agreements in amounts sufficient to provide payments to the beneficiaries, and the Bank pays the premiums due on the policies as an additional employment benefit. The economic benefit (the imputed income amount of this insurance) for the year 2020 to the NEOs is included in the amounts for each of these executive officers set forth in the Summary Compensation Table under the column “All Other Compensation.” Under these arrangements, Messrs. Pasenelli, Burke and Capitani are entitled to a pre-retirement split dollar benefit amount equal to the lesser of $1,000,000, $500,000 and $500,000, respectively, or the net amount at risk insurance portion of the proceeds. These arrangements provide a post-retirement split dollar benefit to Messrs. Pasenelli, Burke and Capitani equal to the lesser of $500,000, $100,000 and $100,000, respectively, or the net amount at risk insurance portion of the proceeds. The net amount at risk portion is the total proceeds less the cash value of the policy.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

General. Pursuant to federal securities laws, the Company’s officers, directors and persons who own more than 10% of the Company’s outstanding common stock are required to file electronic reports detailing their ownership and changes of ownership in Company common stock with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”).

Delinquent Section 16(a) Reports. Based solely on our review of the copies of the reports filed with the SEC’s EDGAR system and any written representations from such persons that no additional reports of changes in beneficial ownership were required, the Company believes that during 2020, all of its officers, directors and all of its stockholders owning in excess of 10% of the outstanding common stock of the Company, have complied with the reporting requirements.

Policies and Procedures for Approval of Related Persons Transactions. We maintain a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;
•the Company is, will or may be expected to be a participant; and
•any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•any compensation paid to an executive officer of the Company if the Governance Committee of the Board approved (or recommended that the Board approve) such compensation;
•any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and
•any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•the size of the transaction and the amount of consideration payable to the related person;
•the nature of the interest of the related person;
•whether the transaction may involve a conflict of interest; and
•whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Relationships and Transactions with the Company and the Bank.

Loans to Executive Officers and Directors. The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank does not currently have such a program in place. From time to time, the Bank makes loans and extensions of credit to its executive officers and directors, and members of their immediate families. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2020, these loans were performing according to their original terms.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

STOCKHOLDER PROPOSALS AND NOMINATIONS
To be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s main office at 3035 Leonardtown Road, Waldorf, Maryland 20601 no later than December 13, 2021. If next year’s annual meeting is held on a date more than 30 calendar days from May 26, 2022, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder proposals, other than those submitted above, and nominations must be submitted in writing, delivered or mailed by first class United States mail, postage pre-paid, to the Secretary of the Company not fewer than 30 days nor more than 60 days before any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 40 days before the meeting, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of the 10th day following the day on which notice of the meeting was mailed to stockholders.

BOARD POLICIES REGARDING COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to conducting solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2020 Annual Report to Stockholders, including financial statements, accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of March 29, 2021 upon written request to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601.

Dear ESOP Participant:

On behalf of the Board of Directors, I am forwarding to you the attached vote authorization form to convey your voting instructions to Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn M. Zabriskie, Trustees for the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”) on the proposals presented at the Annual Meeting of Stockholders of The Community Financial Corporation (the “Company”) on May 26, 2021. Also attached is a Notice of Annual Meeting and Proxy Statement for the Company’s Annual Meeting of Stockholders and the 2020 Annual Report on Form 10-K.

As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account as of March 29, 2021, the record date for the Annual Meeting. The Trustees will vote all allocated shares of Company common stock as directed by ESOP participants. The Trustees will vote unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions received from ESOP participants, subject to the exercise of their fiduciary duties.

To direct the ESOP Trustees how to vote the shares of common stock allocated to your ESOP account, please complete and sign the attached vote authorization form and return it to Barbara Lucas by following the instructions indicated on the vote authorization form no later than May 19, 2021.

Sincerely,
Austin J. Slater, Jr.
Chairman of the Board

VOTE AUTHORIZATION FORM

COMMUNITY BANK OF THE CHESAPEAKE
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
THE COMMUNITY FINANCIAL CORPORATION
Annual Meeting of Stockholders – May 26, 2021

With respect to all shares of common stock of The Community Financial Corporation (the “Company”) that are allocated to the account of the undersigned pursuant to the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”), the undersigned hereby directs Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn M. Zabriskie as Trustees of the Trust established under the ESOP, to vote such shares at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, May 26, 2021 at 10:00 a.m., local time, and at any and all adjournments thereof as follows:

The Board of Directors recommends a vote “FOR” all of the nominees and “FOR” Proposals 2 and 3.

You are to vote my shares as follows:

    PLEASE MARK VOTES AS IN THIS EXAMPLE

1.    ELECTION OF DIRECTORS

FOR all nominees      WITHHOLD AUTHORITY to vote *EXCEPTIONS
listed below     for all nominees listed below

Michael B. Adams, William J. Pasenelli, E. Lawrence Sanders, III, Austin J. Slater, Jr., Joseph V. Stone, Jr., Gregory C. Cockerham, James M. Burke, James F. Di Misa

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions: ____________________________________________

2. THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

FOR            AGAINST            ABSTAIN

3.    THE APPROVAL OF A NON-BINDING RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

FOR            AGAINST            ABSTAIN

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company’s 2020 Annual Report on Form 10-K.

                            PARTICIPANT’S NAME

Dated: ____________________, 2021            ___________________________________
SIGNATURE OF PARTICIPANT

Please complete this direction form and sign, date and return it by email to lucasb@cbtc.com or by mail to Barbara Lucas, The Community Financial Corporation, P. O. Box 38, Waldorf, MD 20604 by May 19, 2021.

THE COMMUNITY FINANCIAL CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TCFC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 25, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35334-P50761

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE COMMUNITY FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael B. Adams
02) William J. Pasenelli
03) E. Lawrence Sanders, III
04) Austin J. Slater, Jr.
05) Joseph V. Stone, Jr.
06) Gregory C. Cockerham
07) James M. Burke
08) James F. Di Misa

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D35335-P50761

THE COMMUNITY FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2021
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Louis P. Jenkins, Jr. and Kathryn M. Zabriskie with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of The Community Financial Corporation (the "Company") that the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/TCFC2021 on Wednesday, May 26, 2021 at 10:00 a.m. (the "Annual Meeting") and at any and all adjournments thereof, as indicated on the reverse side.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR ANNUAL MEETING OF STOCKHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2021 ANNUAL MEETING.

Continued and to be signed on reverse side